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                                                                    Exhibit 23.3

                         Independent Auditors' Consent

The Board of Directors
Del Monte Foods Company:

We consent to the use of our report dated July 20, 2001, with respect to the consolidated balance sheets of Del Monte Foods Company as of June 30, 2001 and 2000, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 2001, incorporated by reference herein, and to the reference to our firm under the heading "Experts" in the proxy statement/prospectus.



/s/ KPMG LLP
San Francisco, CA
August 26, 2002